Exhibit 99.1
FOR IMMEDIATE RELEASE
LCC Contact:
Nancy Feeney
Area Vice President, Marketing Communications
and External Relations
nancy_feeney@lcc.com
+1 703.873.2077
LCC International Receives Anticipated Notice from Nasdaq due to
Delay in filing Form 10K
Company files Appeal to Stay Delisting of Stock
MCLEAN, VIRGINIA, April 4, 2008 — LCC International, Inc., (NASDAQ: LCCI) announced today that, as expected and in accordance with Nasdaq rules, it has been notified by Nasdaq that the Company is not in compliance with Nasdaq rules regarding the timely filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”) and, as a result, the Company’s Class A Common Stock is subject to delisting from the Nasdaq Global Market.
However, the Nasdaq determination notice does not by itself result in delisting if the Company requests a hearing with Nasdaq’s Listing Qualifications Panel (“the Panel”) on or before April 9, 2008. Consequently, LCC requested such a hearing to appeal the determination and has been granted a hearing that is scheduled for May 8, 2008. Therefore, the Company’s Class A Common Stock will remain listed on the Nasdaq Global Market pending the outcome of the Panel hearing and the issuance of its decision. The Company cannot provide any assurances that as a result of the hearing the Panel will grant its request for continued listing on The Nasdaq Global Market.
As previously announced, LCC was unable to file its 2007 Form 10-K with the SEC by the prescribed due date without unreasonable effort or expense due to the additional time needed for Grant Thornton, LLP, the registered independent public accounting firm which the Company engaged on December 12, 2007, to complete its audit procedures relating to the 2007 financial statements and the Company’s internal control over financial reporting for certain of the Company’s overseas operations.
The Company now expects to complete the steps necessary to file its 2007 Form 10-K no later than April 29, 2008, which is the date by which it is required to provide audited financial statements to its lender.

About LCC International, Inc.
LCC International (NASDAQ: LCCI) is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. Our service offering includes network services, business consulting, tools-based solutions, and training through our world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. We bring local knowledge and global capabilities to our customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com.
Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:
Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about LCC’s expected filing of its 2007 Form 10-K. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.
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